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                                                                       Exhibit 5




                               September 26, 2001



Lennar Corporation
700 Northwest 107th Avenue
Miami, Florida 33172

Ladies and Gentlemen:

                  We have acted as counsel to Lennar Corporation (the "Company") in connection with the issuance or proposed issuance of up to 4,000,000 shares (the "Shares") of common stock, par value $0.10 per share, of the Company as restricted shares, or upon exercise of options granted, under the Company's 2000 Stock Option and Restricted Stock Plan (the "Plan"). In that capacity, we are familiar with the proceedings, corporate and other, relating to the authorization of the issuance of the Shares.

                  Based upon the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that (i) the Shares which have been issued as restricted shares under the Plan are legally issued, fully paid and non-assessable, and (ii) when Shares are issued as restricted shares, or are issued and paid for upon exercise of options granted under the Plan, they will be legally issued, fully paid and non-assesable..

                  We consent to the filing of this opinion as an exhibit to a registration statement on Form S-8 relating to the Shares.

                                        Very truly yours,

                                        CLIFFORD CHANCE ROGERS & WELLS LLP